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                                                                   EXHIBIT 5.3

                                                  May 15, 2003



Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

               Re: Registration Statement on Form S-8 Relating to 10,000,000
                   shares of Common Stock, Par Value $1.00 Per Share, To Be Issued Pursuant to Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Employees Covered by a Collective Bargaining Agreement)

Gentlemen:

         I am an Associate General Counsel of Anheuser-Busch Companies, Inc. (the "Company") and represent the Company in connection with the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (For Employees Covered by a Collective Bargaining Agreement) (the "Plan"). The Plan was amended by means of an amendment that was approved on March 25, 2002. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that this amendment is in compliance with the requirements of ERISA and the Internal Revenue Code.

         I hereby consent to the filing of this opinion letter as Exhibit
5.3 to the registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

                                                     Very truly yours,

                                                     /s/ MARK S. VOELPEL

                                                     Mark S. Voelpel
                                                     Associate General Counsel